April 27, 2010

Press Release

Source:

Farmers National Banc Corp.
Frank L. Paden, President
20 South Broad Street P.O. Box 555
Canfield, OH 44406
330.533.3341
330.533.0451 (FAX)
Email: exec@fnbcanfield.com

FARMERS NATIONAL BANC CORP. REPORTS RESULTS FOR FIRST QUARTER 2010

•	Net Interest Income increased 15% in 2010 from the first quarter of 2009.

•	Pre-tax pre-provision income increased 42% from the first quarter in 2009.

•	Corporation reports a 7% increase in loans and a 15% increase in deposits over last twelve months.

•	Non-performing loans represent 1.76% of total loans at quarter-end.

•	Efficiency ratio improves to 64% for first quarter of 2010, compared to 67% in the same quarter of 2009.

•	Trust Company contributes $1.2 million to non-interest income during the first quarter.

CANFIELD, Ohio (April 26, 2010) – Farmers National Banc Corp. (OTC BB: FMNB), today reported consolidated net income totaling $1.067 million for the quarter ended March 31, 2010, or $0.08 per diluted share. Total assets increased 10.76% compared to March 31, 2009, driven by an increase in net loans of 6.67% and high quality core deposit growth of 14.98%. Additionally, shareholder equity increased 5.12%.

Frank L. Paden, President & CEO stated, “Our pre-tax, pre-provision, income increased to $3.6 million for the first quarter of 2010, which represents a 42% increase over the $2.5 million reported for the first quarter of 2009. This increase was driven by a $1.1 million or 14.7% increase in net interest income. Our first quarter net income results improved over the fourth quarter of 2009 primarily because of a lower loan loss provision. Our management team continues to actively monitor and address asset quality issues, and we have increased the allowance for loan losses accordingly.”

Net income was $1.067 million for the quarter ended March 31, 2010, or $0.08 per diluted share, compared to $945 thousand or $.07 per diluted share for the preceding quarter. Net income for the quarter ended March 31, 2009 was $1.684 million, or $0.13 per diluted share. Returns on average assets and average equity equate to 0.43% and 5.25% respectively, compared to 0.76% and 8.77% at this same time in 2009.

The Company’s total assets reported at March 31, 2010 are $1.040 billion, an increase of 10.76% compared to $939.360 million in total assets recorded at March 31, 2009. Net loans are reported at $601.253 million on March 31, 2010, versus $563.660 million at the same time in 2009, an increase of $37.593 million, or 6.67%. Over this same period, deposits increased $101.193 million or 14.98% from $675.602 million on March 31, 2009 to $776.795 million at March 31, 2010.

Stockholders’ equity totaled $82.477 million or 7.93% of total assets at March 31, 2010, an increase of $4.02 million, or 5.12%, compared to $78.457 million at March 31, 2009. The Company’s tangible book value also increased from $5.29 per share at March 31, 2009 to $5.55 per share at March 31, 2010. The increase in equity was a result of net income and mark to market adjustments in the Corporation’s investment securities, offset by cash dividends paid to stockholders during the past twelve months. Stockholders received a $0.03 per share cash dividend on March 31, 2010 and a total of $.27 per share cash dividends paid in the past 4 quarters. Book value increased from $5.88 per share in March 2009 to $6.09 per share on March 31, 2010.

Net Interest Income -— Net interest income was $8.814 million for the first quarter of 2010, which compares to $7.683 million in the first quarter of 2009. This represents a 14.7% increase quarter over quarter. The annualized net interest margin to average earning assets on a fully taxable equivalent basis was 4.02% for the three months ended March 31, 2010, compared to 3.90% for the same period in the prior year. During the past twelve months, yields on earning assets decreased 51 basis points, while the cost of interest bearing liabilities decreased 74 basis points. This equates to an increase in our net interest margin of 12 basis points, or a 3.08% improvement since March 31, 2009.

Noninterest Income -— Noninterest income was $2.336 million for the first quarter of 2010, which is a $1.218 million or 109% improvement over results for the quarter of 2009. The addition of Farmers Trust Company has contributed $1.2 million to our total noninterest income in the first quarter 2010, compared to none in the same quarter of 2009. The addition of the Trust Company, and its growth from $622 million to over $820 million in assets by year-end, complements our existing core retail and asset management services.

Noninterest Expense -— Noninterest expenses totaled $7.532 million for the first quarter of 2010, which are $389 thousand less than the $7.921 million in the preceding quarter. The decrease is the result of prepayment penalties on Federal Home Loan Bank advances amounting to $368 thousand expensed in the fourth quarter of 2009 compared to none in the first quarter of 2010. The current period’s total noninterest expense of $7.532 million is $1.276 million more than the $6.256 million reported for the same quarter in 2009. This increase is mainly the result of trust company operating expenses of $1.142 million in 2010 compared to none in 2009. The Company’s tax equivalent efficiency ratio for the quarter ended March 31, 2010 is 63.74% compared to 67.47% in the prior year’s same three month period. The improvement in the efficiency ratio is the result of the 14.7% improvement in net interest income and the $1.2 million increase in noninterest income.

Asset Quality -— For the three months ended March 31, 2010, management provided $2.440 million to the allowance for loan losses, a decrease of $560 thousand from the preceding quarter and an increase of $1.990 million over the same period the in the prior year. The increase compared to the same quarter in the prior year is attributable to the increase in net charge-off’s. Net charge-offs for the quarter ending March 31, 2010 were $1.958 million compared to $168 thousand for the same period ending March 31, 2009.The ratio of nonperforming loans to total loans increased slightly from 1.68% at March 31, 2009 to 1.76% at March 31, 2010. This increase in non-performing loans is related to a limited number of commercial/commercial real estate loans. On March 31, 2010, the ratio of the allowance for loan losses (ALLL) to non-performing loans was 73%, compared to 73% in the preceding quarter and 61% at March 31, 2009.

As of March 31, 2010, the ALLL/total loan ratio was 1.29% compared to 1.02% at March 31, 2009 and 1.21% at December 31, 2009. The increase in this particular ratio is attributable to the loan loss provision expense in 2010 exceeding net charge-offs. On March 31, 2010, the ALLL balance is $7.882 million, up 35.08% from $5.835 million at March 31, 2009.

John S. Gulas, Executive Vice President and Chief Operating Officer, stated “We met or exceeded our strategic objectives in 2009 by growing our market share, improving our efficiency ratio (relative to peers and adjusting for one time charges), developing a sales culture and attracting and retaining quality employees. We also built brand awareness for Farmers as “Rock Solid”, a “Safe Harbor”, and a “Stand Strong” organization. Our final focus in 2009 was in technology, where we replaced aging technology by investing in seven new information systems to provide a platform for future growth. Achievement of these goals is helping us drive continued revenue growth and to absorb the additional cost associated with the current economic cycle.”

Farmers National Banc Corp. is the bank holding company for the Farmers National Bank of Canfield, Farmers National Insurance, LLC and Farmers Trust Company. Farmers’ operates sixteen banking offices throughout Mahoning, Trumbull and Columbiana Counties and two trust offices located in Youngstown and Howland. The bank offers a wide range of banking and investment services to companies and individuals, and maintains a website at www.fnbcanfield.com.

Non-GAAP Disclosure

This press release includes disclosure of our tangible common equity ratio, which is a non-GAAP financial measure. A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed by generally accepted accounting principles in the United States (GAAP). The Company believes that this non-GAAP financial measure provides both management and investors a more complete understanding of the underlying operational results and trends and the Company’s marketplace performance. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the numbers prepared in accordance with GAAP.

This earnings announcement presents a brief analysis of the assets and liability structure of the Company and a brief discussion of the results of operations for each of the periods presented. Certain statements in this announcement that relate to Farmers National Banc Corp.’s plans, objectives, or future performance may be deemed to be forward-looking statements within the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations. Actual strategies and results in future periods may differ materially from those currently expected because of various risks and uncertainties. Forward-looking statements speak only as of the date they are made, and we do not undertake to update them to reflect changes.

Among the important factors that could cause actual results to differ materially are interest rates, changes in the mix of the company’s business, competitive pressures, general economic conditions and the risk factors detailed in the company’s other periodic reports and registration statements filed with the Securities and Exchange Commission.

Farmers National Banc Corp. and Subsidiaries
Consolidated Financial Highlights
(Amounts in thousands, except per share data)

	For the Three Months Ended
	March 31, 2010	March 31, 2009
Consolidated Statements of Income
Total interest income	$12,126	$11,994
Total interest expense	3,312	4,311

Net interest income	8,814	7,683
Provision for loan losses	2,440	450
Other income	2,336	1,118
Other expense	7,532	6,256

Income before income taxes	1,178	2,095
Income taxes	111	411

Net income	$1,067	$1,684

Average shares outstanding	13,520	13,232
Pre-tax pre-provision income	$3,618	$2,545
Basic and diluted earnings per share	$0.08	$0.13
Cash dividends	406	1,588
Cash dividends per share	0.03	0.12

	March 31, 2010	March 31, 2009
Consolidated Statements of Financial Condition
Assets
Cash and cash equivalents	$69,894	$57,218
Securities available for sale	316,370	270,970

Loans	609,135	569,495
Less allowance for loan losses	7,882	5,835

Net Loans	601,253	563,660
Other assets	52,914	47,512

Total Assets	$1,040,431	$939,360

Liabilities and Stockholders’ Equity
Deposits	$776,795	$675,602
Other interest-bearing liabilities	177,725	180,548
Other liabilities	3,434	4,753

Total liabilities	957,954	860,903
Stockholders’ Equity	82,477	78,457

Total Liabilities and Stockholders’ Equity	$1,040,431	$939,360

Period-end shares outstanding	13,546	13,338
Book value per share	6.09	5.88
Tangible book value per share	5.55	5.29

Ratios
Net Interest Margin (Annualized)	4.02%	3.90%
Efficiency Ratio (Year-to-date on a tax equivalent basis)	63.74	67.47
Return on Average Assets (Annualized)	0.43	0.76
Return on Average Equity (Annualized)	5.25	8.77
Total Capital to Risk Weighted Assets (a)	12.17	12.24
Tier 1 Capital to Risk Weighted Assets (a)	10.94	11.26
Tier 1 Capital to Average Assets (a)	7.06	7.57
Equity to Asset Ratio	7.93	8.35
Tangible Common Equity Ratio (*)	7.27	7.57
Dividends to Net Income (Year-to-date)	38.05	94.30
Net Loans to Assets	57.79	60.00
Loans to Deposits	78.42	84.29
Allowance for Loan Losses to Total Loans	1.29	1.02
Non-performing Loans to Total Loans	1.76	1.68
Annualized Net Charge-Off’s to Average Net Loans Outstanding	1.32	0.12
Allowance to Nonperforming Loans	73.39	60.83
Nonperforming Assets to Total Assets	1.04	1.05

(a) March 31, 2010 ratio is estimated
Unaudited

*The tangible common equity ratio is calculated by dividing total common stockholders’ equity by total assets, after reducing both amounts by intangible assets. The tangible common equity ratio is not required by GAAP or by applicable bank regulatory requirements, but is a metric used by management to evaluate the adequacy of our capital levels. Since there is no authoritative requirement to calculate the tangible common equity ratio, our tangible common equity ratio is not necessarily comparable to similar capital measures disclosed or used by other companies in the financial services industry. Tangible common equity and tangible assets are non-GAAP financial measures and should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with GAAP. With respect to the calculation of the actual unaudited tangible common equity ratio as of March 31, 2010, reconciliations of tangible common equity to GAAP total common stockholders’ equity and tangible assets to GAAP total assets are set forth below:

	March 31, 2010	March 31, 2009
Reconciliation of Common Stockholders’ Equity to Tangible Common Equity
Stockholders’ Equity	$82,477	$78,457
Less Goodwill and other intangibles	7,355	7,919

Tangible Common Equity	$75,122	$70,538

	March 31, 2010	March 31, 2009
Reconciliation of Total Assets to Tangible Assets
Total Assets	$1,040,431	$939,360
Less Goodwill and other intangibles	7,355	7,919

Tangible Assets	$1,033,076	$931,441